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                                                                 EXHIBIT 10(b) i

June 2, 1998


Louis M. Maresca, Ph.D.
5563 Woodmill Circle
Brecksville, OH 44141

Dear Lou:

I am delighted to offer you the position of Executive Vice President of Great Lakes Chemical Corporation. Your bi-weekly base salary will be $10,962. As Executive Vice President, you will report directly to me. Your office will be located in Indianapolis, Indiana.

In addition to your base salary, you will be eligible to participate in the Company's Management Incentive Compensation Plan (MICP). Your targeted participation level in this bonus program will be established at 60% of your annual base salary. Your 1998 eligibility will be prorated based upon your starting date. With regard to future payouts, your bonus award could be higher or lower than the targeted percentage, based upon the performance of the Corporation as well as your own individual performance level.

In addition, I will nominate you at the next regularly scheduled meeting of the Great Lakes Board of Directors following the commencement of your employment, to receive the option to purchase thirty thousand (30,000) shares of Great Lakes common stock under the terms and conditions of the 1993 Employee Stock Compensation Plan, as amended. A Plan Document explaining the provisions of the Plan will be provided during your first week of employment.

In addition, you will be eligible to receive, pending Board approval, 5,000 restricted stock units (no dividends or voting rights until fully vested). Twenty-five hundred (2,500) of these units will "cliff" vest three (3) years from the date of grant and the remaining twenty-five hundred (2,500) will "cliff" vest five (5) years from the date of grant.

You will be eligible to participate in the Company's benefit programs associated with full-time employment (according to the terms and conditions contained in such programs). In addition, you will be eligible to participate in five (5) executive benefit programs:

o    Supplemental Retirement Plan
o    Supplemental Savings Plan
o    Deferred Compensation Plan
o    Supplemental Long Term Disability Plan
o    Split Dollar Life Insurance


Various coverages are subject to applicable medical requirements. Again, the details of all the above benefit plans will be provided to you during your first week of employment.

You will be provided a Change In Control (CIC) Agreement at 3x's your annualized earnings and you will be eligible under our Executive Severance Plan according to the terms and conditions contained within that Plan.

You will be entitled to four (4) weeks of vacation per year with a pro-rated amount applied to the remainder of 1998. You will be eligible to participate in the executive automobile program.




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Great Lakes Chemical Corporation utilizes Prudential Relocation Services. Upon acceptance of this offer, you will be eligible for our Executive Relocation Package, and Prudential will be contacted to begin the relocation process.

As with all of our employment relationships, your employment status will be that of an "at will" employee of Great Lakes Chemical Corporation.

In addition, Great Lakes has a Drug and Alcohol Awareness and Testing Policy by which you will be expected to abide. This offer is conditional upon your submitting to a pre-employment drug test. You may contact Symea Black in our Human Resources group at (765) 497-6028 in order to schedule an appointment. The Pre-employment Consent for Drug Testing and Record Release form must be signed and the original returned to the Human Resources Department. A self addressed envelope is enclosed for your convenience in order to return this form.

As you know, I want very much to accelerate this process. Based upon our previous discussions, you have a great feel for what I need to do and how I need to get there. Therefore, I am anxious to get your acceptance prior to 8:00 a.m.
(CST) June 10, 1998, at which time this offer will expire.  Please reach me at
(765) 497-6240 today.  If you cannot reach me, please call Mark Esselman at
(765) 497-6156 during the day, or at (765) 447-1666 at home during the evenings. Of course, I would like to invite Nancy and your family to Indianapolis so you can get a feel for what I hope will be your next home.

Lou, I believe that this organization can do great things. I believe just as firmly that your contributions can add to and accelerate this process. I know you can, and will, make great contributions and have some fun in your career adventure at Great Lakes. I want you to join me in these endeavors!

Now, lets get together and get some wins!

Regards,



Mark P. Bulriss
President & CEO